Exhibit 99.2

July 12, 2024

To:

YXT.COM GROUP HOLDING LIMITED

Room 501-502, No. 78 East Jinshan Road, Huqiu District, Suzhou

Jiangsu, 215011, People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws. For the purpose of this opinion (the “Opinion”), the “PRC Laws” shall mean all officially published and publicly available laws, statutes, regulations, orders, decrees, guidelines, notices, circulars, announcements, and subordinate legislations of the PRC currently in effect as of the date of this Opinion, and shall not include the Laws of Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC counsel for YXT.COM GROUP HOLDING LIMITED, a corporation organized under the laws of the Cayman Islands (the “Company”), in connection with (i) the Registration Statement of the Company on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering (“Offering”) by the Company of certain American Depositary Shares (“ADSs”), each of which represents a certain number of Class A ordinary shares, par value US$0.0001 per share, of the Company, and (ii) the Company’s proposed listing of its ADSs on the Nasdaq Stock Market or the NYSE Group (the “Listing”).

In rendering this Opinion, we have examined the originals and/or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for the purpose of rendering this Opinion, we have assumed, without further inquiry,

(i)

the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(ii)

the truthfulness, accuracy, and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein are and will remain not misleading;

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(iii)

that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(iv)

that the information provided to us by the PRC Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the PRC Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(v)	all Governmental Authorizations and other official statements or documentation are obtained by lawful means in due course;

(vi)

that each of the parties other than PRC Group Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(vii)

that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

(viii)	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the PRC Group Companies with proper authority and upon representations made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“Governmental Authorities” means any national, provincial or local court, Governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means licenses, consents, authorizations, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Authorities pursuant to any applicable PRC Laws;

“PRC Affiliates” (i) means Jiangsu Yunxuetang Network Technology Co., Ltd. (“Yunxuetang Network”), Suzhou Xuancai Network Technology Co., Ltd., Beijing Yunxuetang Network Technology Co., Ltd., Suzhou Xiwenlejian Network Technology Co., Ltd., Beijing Guoshi Technology Co., Ltd., Shanghai China Europe International Culture Communication Co., Ltd. (“Shanghai China Europe”), and Shanghai Fenghe Culture Communication Co., Ltd. (“Shanghai Fenghe”) before January 15, 2024, and (ii) means Yunxuetang Network, Suzhou Xuancai Network Technology Co., Ltd., Beijing Yunxuetang Network Technology Co., Ltd., Suzhou Xiwenlejian Network Technology Co., Ltd. and Beijing Guoshi Technology Co., Ltd. on and after January 15, 20241;

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CEIBS Publishing Group Limited (“CEIBS PG”) has been deconsolidated from the consolidated financial statements of the Company from January 15, 2024, and the subsidiaries and the VIEs controlled by CEIBS PG, namely Fenghe Consulting, Shanghai China Europe and Shanghai Fenghe, have been deconsolidated from the Company from January 15, 2024 as well.

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“PRC Group Companies” means the PRC Affiliates and the PRC Subsidiaries collectively, and individually a “PRC Group Company”;

“PRC Subsidiaries” (i) means Yunxuetang Information Technology (Jiangsu) Co., Ltd. (“Yunxuetang Information”) and Fenghe Enterprise Management Consulting (Shanghai) Co., Ltd. (“Fenghe Consulting”) before January 15, 2024, and (ii) means Yunxuetang Information on and after January 15, 2024;

“VIE Agreements” means the contractual arrangements described under the caption “Contractual Arrangements with the VIEs and Their Shareholders” in the section “Our History and Corporate Structure” in the Registration Statement ; and

Capitalized terms used herein but not otherwise defined shall have the same meanings as specified in the Registration Statement.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion as of the issuance date of this Opinion that:

1.

The ownership structure of PRC Group Companies, both currently and immediately after giving effect to the Offering, does not and will not result in any violation of PRC laws or regulations currently in effect. Each of Yunxuetang Network, Yunxuetang Information, Shanghai China Europe, Shanghai Fenghe and Fenghe Consulting, as the case may be, has the legal right and authority to enter into and perform its obligations under the VIE Agreements to which it is a party. Each of Yunxuetang Network, Yunxuetang Information, Shanghai China Europe, Shanghai Fenghe and Fenghe Consulting, as the case may be, has taken all necessary actions (corporate or otherwise) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party. Each of the VIE Agreements is, valid and legally binding on each party to such agreements under the PRC Laws, and enforceable in accordance with its terms and applicable PRC Laws both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws, except as disclosed in the Registration Statement. The equity pledge under the VIE Agreements has been registered with the relevant Governmental Authority. No further Governmental Authorities are required under the PRC Laws in connection with the VIE Agreements or the performance of the terms thereof except as explicitly contemplated in the VIE Agreements.

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2.

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “CSRC Procedure”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based upon our understanding of the PRC Laws, including the M&A Rules and the CSRC Procedure, approval from the CSRC is not required under the M&A Rules for the Offering or the Listing, because, among other things, (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings and listings like the Offering and the Listing are subject to the M&A Rules; and (b) no explicit provision in the M&A Rules clearly classifies the respective VIE Agreements among Yunxuetang Information and Yunxuetang Network and its shareholders, or the respective VIE Agreements among Fenghe Consulting and Shanghai China Europe and its shareholders, or the respective VIE Agreements among Fenghe Consulting and Shanghai Fenghe and its shareholders as a type of acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized in this paragraph are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules by the Governmental Authorities.

3.

The statements set forth under the caption “Taxation – People’s Republic of China Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law, are accurate in all material respects.

This Opinion is subject to the following qualifications:

(a)

This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no assurance that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

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(b)	This Opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this Opinion.

(c)

This Opinion is, insofar as it relates to the validity, effectiveness and enforceability , subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(d)

This Opinion is subject to the discretion of any competent PRC legislative, administrative, judicial bodies or Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be considered at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement and further consent to the reference of our name under the sections of Registration Statement entitled “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Business”, “Regulation”, “Taxation”, “Legal Matters” and the cover page included in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Global Law Office
Global Law Office

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